Exhibit 4.2
               SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT


This Amendment, dated as of September 5, 2003, is made by and between Ramtron International Corporation, a Delaware corporation, Enhanced Memory Systems, Inc., a Delaware corporation, and Mushkin Inc., a Colorado corporation (the "Borrowers"), and Wells Fargo Business Credit, Inc., a Minnesota corporation (the "Lender").

                                Recitals

The Borrowers and the Lender are parties to a Credit and Security Agreement dated as of March 31, 2003 (the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

    "Borrowing Base" as of any date of determination for any Borrower means at any time an amount equal to the lesser of:

     (a)  the Maximum Line; or

     (b) subject to change from time to time in the Lender's sole discretion, with respect to Ramtron, 80% of such Borrower's Eligible Accounts; with respect to Mushkin, 70% of such Borrower's Eligible Accounts; and with respect to EMS, zero.

    "Floating Rate" means an annual interest rate equal to the sum of the Base Rate plus one and three-quarters percent (1.75%), which interest rate shall change when and as the Base Rate changes.

2. Minimum Interest Charge. Section 2.4(b) of the Credit Agreement is hereby modified to read in its entirety as follows:

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    "(b) Minimum Interest Charge. Notwithstanding the interest payable pursuant to Subsection (a), the Borrowers shall pay to the Lender interest of not less than $30,000 per calendar quarter (the "Minimum Interest Charge") during the term of this Agreement, prorated for periods less than one calendar quarter, and the Borrowers shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Subsection (a) on the first day of each calendar quarter and on the Termination Date."

3. Consolidated Minimum Book Net Worth. Section 6.2(a) is amended to read in its entirety as follows:

    "(a) Consolidated Minimum Book Net Worth. Ramtron on a consolidated basis will maintain, as of each date described below, their Book Net Worth (excluding the effects of any non-cash charges resulting from the amendment of its debenture agreements, including changes in the debt payment schedule and a reduction in the strike price of warrants held by Infineon Technologies AG, Bramwell Capital Corp., and Halifax Fund, L.P.) at an amount not less than the amount set forth opposite such date:

                     Date                      Minimum Book Net Worth
            ----------------------             ----------------------
              August 31, 2003                       $15,950,000
              September 30, 2003                    $15,675,000
              October 31, 2003                      $15,425,000
              November 30, 2003                     $15,400,000
              December 31, 2003
              and the last day of
              each month thereafter                 $15,750,000"

4. Consolidated Minimum Net Income. Section 6.2(b) is amended to read in its entirety as follows:

    "(b) Consolidated Minimum Net Income. Ramtron on a consolidated basis will achieve as of each date set forth below, fiscal year-to-date Net Income (excluding the effects of any non-cash charges resulting from the amendment of its debenture agreements, including changes in the debt payment schedule and a reduction in the strike price of warrants held by Infineon Technologies AG, Bramwell Capital Corp., and Halifax Fund, L.P.) of not less than the amount set forth opposite such date:

                  Date                         Minimum YTD Net Income
            ----------------------             ----------------------
              September 30, 2003                     ($4,525,000)
              December 31, 2003                      ($4,450,000)"

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5.  Individual Minimum Book Net Worth. Section 6.2(d) is amended to read in its entirety as follows:

    "(d) Individual Minimum Book Net Worth. Each Borrower will maintain, as of the last day of each month, Book Net Worth (excluding the effects of any non-cash charges resulting from the amendment of Ramtron's debenture agreements, including changes in the debt payment schedule and a reduction in the strike price of warrants held by Infineon Technologies AG, Bramwell Capital Corp., and Halifax Fund, L.P.) in the amount set forth opposite such Borrower in the table below:

                  Borrower                     Minimum Book Net Worth
            ----------------------             ----------------------
                  Ramtron                           $12,750,000
                  EMS                                $1,000,000
                  Mushkin                            $8,000,000"

6. No EMS Collateral Reporting. For so long as its Borrowing Base is zero, EMS shall not be required to submit the reports described in subsection 6.1(c) of the Credit Agreement.

7. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

8. Waiver of Defaults. The Borrowers are in default of Section 6.2(a) of the Credit Agreement as of June 30, 2003 and July 31, 2003, and of
    Section 6.2(b) of the Credit Agreement as of June 30, 2003 (the "Existing Defaults"). Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrowers to any other or further waiver in any similar or other circumstances.

9. Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $20,000 in consideration of the Lender's execution and delivery of this Amendment.

10. Conditions Precedent. This Amendment, including the waiver set forth in Paragraph 8 hereof, shall be effective when the Lender shall have received an executed original hereof, together with the following, each in form and substance acceptable to the Lender in its sole discretion:

     (a)  The fee described in paragraph 9.

     (b)  Such other matters as the Lender may require.

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11.  Representations and Warranties. The Borrowers hereby represent and warrant to the Lender as follows:

     (a) Each Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms.

     (b) The execution, delivery and performance by each Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or by-laws of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

     (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

12. No Other Waiver. Except as set forth in Paragraph 8 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

13. Release. Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

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14.  Costs and Expenses. Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, each Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Each Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by such Borrower, make a loan to such Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, and the fee described in paragraph 9.

15. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.

By:  /S/ Chris Porter
  -----------------------------
  Chris Porter
Its:  Vice President
    ---------------------------

RAMTRON INTERNATIONAL CORPORATION

By:  /S/ LuAnn D. Hanson
   --------------------------
   LuAnn D. Hanson
Its:  Chief Financial Officer
    -------------------------

ENHANCED MEMORY SYSTEMS, INC.

By:  /S/ LuAnn D. Hanson
   --------------------------
   LuAnn D. Hanson
Its:  Chief Financial Officer
    -------------------------

MUSHKIN INC.

By:  /S/ LuAnn D. Hanson
   --------------------------
   LuAnn D. Hanson
Its:  Chief Financial Officer
    -------------------------

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